Exhibit 10.2

ADDENDUM TO THE EMPLOYMENT AGREEMENT BETWEEN

DONALD MACK AND LIFE SCIENCE HOLDING COMPANY DATED MAY 6, 2019

THIS ADDENDUM is made effective as of 21st day of March 2023 and relates to the EMPLOYMENT AGREEMENT dated May 6, 2019 by and between Life Science Holding Corp., a Colorado Corporation, (hereinafter the “Corporation”), and Donald Mack (hereinafter the “Employee”).

RECITALS

WHEREAS, the Corporation has not had adequate funding since December 2021 to continue to pay the financial obligations stated in the employees Employment Agreement; And

WHEREAS, the Employee has on two occasions in the past waived certain amounts of his accrued salary, once on April 11, 2020 in the amount of $120,000, and again on June 18, 2022 in the amount of $223,700, and has continued to defer payments of his salary since January 1, 2022, in an effort to ease the financial constraints of the Corporation; And

WHEREAS, the Corporation and its Board of Directors is desirous of continuing the employment of the Employee and Employee has the ability to, and wished to continue to assist the Corporation in meeting certain business goals and objectives; And

NOW THEREFORE, in consideration of the premises and of the mutual promises and undertaking herein contained, the parties agree as follows:

1. SUSPENSION OF COMPENSATION.

Effective as of January 1, 2022 the Employee agrees to suspend any compensation due under Section 4. COMPENSATION in the Employment Agreement dated May 6, 2019, including but not limited to stock bonus-option based compensation and continuing through such date as the Corporation has the ability to begin paying the Employee’s stated salary again.

2. EXTENSION OF EMPLOYMENT.

The Corporation hereby extends the employees Employment Agreement as Chief Executive Officer of the Corporation for a time in months equal to the period beginning January 1, 2022 (as the first month) and continuing through such date as the Corporation has the ability to begin paying the Employee’s stated salary again.

3. DUTIES.

In this Suspension period the Employee shall devote as much time as reasonably as may be required to the affairs of the Corporation with respect to the filing of the S-1 with the SEC, Form 15c2-11 with FINRA and the application with OTC Markets. Upon commencement of all compensation being paid to Employee and the Extension of Employment begins, Employee shall devote his full time to the affairs of the Corporation as is reasonably required to fulfill his duties to the Corporation in accordance with the terms of the Agreement and to the highest ethical standards as well as those duties in accordance with the terms in Section 2 DUTIES of the Employment Agreement dated May 6, 2019.

4. COMPENSATION

The rate of compensation shall be equal to the last monthly amount which was paid in December 2021 and shall be prorated in terms of months remaining for that annual period and such compensation shall include all other benefits, options, bonuses and any other compensation as defined therein.

5. ENTIRE AGREEMENT: WAIVER.

This Addendum represents the sole and entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, commitments and understandings heretofore between them with respect thereto are merged herein. This Addendum and the Employment Agreement dated May 6, 2019 cannot be changed or terminated or any performance or condition waived in whole or in part except by a written notice signed by the party against enforcement of the change, termination or waiver is sought. A waiver on one occasion shall not constitute a waiver on any future occasion. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

All terms, conditions and obligations in all other Sections of the Employment Agreement dated May 6, 2019 shall be in force and be merged into this Addendum including and especially those in Sections 10, 12, 14 and 16.

6. CONSTRUCTION.

Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

7. GOVERNING LAW.

The laws of Colorado will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Colorado court, and both Hook and Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

IN WITNESS WHEREOF, the undersigned hereunto set their hands as effective as of March 21, 2023.

CORPORATION:	SEAL:

Zachary Hansen, Director	Chris Myklebust, Director

EMPLOYEE:

Donald Mack, Employee